Exhibit 99.1

Investors and Media

Christopher Oltmann

(818) 224-7028

PennyMac Mortgage Investment Trust Reports

Fourth Quarter 2015 Results

Moorpark, CA, February 3, 2016 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income of $15.7 million, or $0.21 per diluted share, for the fourth quarter of 2015, on net investment income of $50.6 million. PMT previously announced a cash dividend for the fourth quarter of 2015 of $0.47 per common share of beneficial interest, which was declared on December 10, 2015 and paid on January 28, 2016.

Fourth Quarter 2015 Highlights

Financial results:

•	Diluted earnings per common share of $0.21, down 57 percent from the prior quarter
•	Net income of $15.7 million, down 60 percent from the prior quarter
•	Net investment income of $50.6 million, down 44 percent from the prior quarter
•	Book value per share of $20.28, down from $20.52 at September 30, 2015
•	Return on average equity of 4 percent, down from 10 percent for the prior quarter[1]

Investment activities and correspondent production results:

•	Mortgage servicing rights (MSR) and excess servicing spread (ESS) investments, related to $94.3 billion in unpaid principal balance (UPB), grew to $872 million at December 31, 2015
o	Added $42 million in new MSR investments resulting from correspondent production activities
•	Invested $107 million to date in the second credit risk transfer transaction with Fannie Mae related to $3.0 billion of PMT’s production[2]

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1 Return on average equity is calculated based on annualized quarterly net income as a percentage of monthly average shareholders’ equity during the period.

2 Although definitive documentation has been executed, this credit risk transfer transaction is subject to continuing due diligence and customary closing conditions, including required regulatory approvals. There can be no assurance regarding the size of the transaction or that the transaction will be completed at all.

1

Recent developments after quarter end:

•	PMT, through one of its wholly-owned subsidiaries, was approved as a multifamily Seller / Servicer for Freddie Mac’s Small Balance Loan (SBL) program
•	The Federal Housing Finance Agency finalized a rule that will result in the termination of PMT’s captive insurance subsidiary’s membership in the Federal Home Loan Bank (FHLB) Des Moines

Full-Year 2015 Highlights

•	Net income of $90.1 million, down 54 percent from the prior year
•	Net investment income of $248.8 million, down 30 percent from the prior year
•	Diluted earnings per common share of $1.16, down 53 percent from the prior year
•	Return on average equity of 6 percent, down from 13 percent for the prior year[3]
•	Purchased $16 million in PMT common shares under a share repurchase program with $150 million authorized in total
•	Total mortgage assets reached $5.1 billion, up 18 percent from the prior year, with new investments in MSRs, ESS, credit risk transfer from PMT’s own correspondent production, and distressed whole loans

“PMT’s investment returns underperformed our expectations in the fourth quarter due to a combination of factors, the largest of which was reduced earnings from our distressed loan portfolio driven by higher yield requirements and lower home prices versus prior forecasts,” said Stanford L. Kurland, PMT’s Chairman and Chief Executive Officer. “PMT’s correspondent production business delivered strong results in the fourth quarter. Our industry leadership in correspondent facilitates PMT’s distinctive investment strategies in mortgage servicing rights and credit risk transfer. The ability to generate these investment strategies organically distinguishes PMT from other mortgage REITs and should drive improved earnings predictability and increased shareholder value over time.”

PMT reported pretax income of $6.9 million for the quarter ended December 31, 2015, compared to pretax income of $45.1 million in the third quarter of 2015.

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3 Return on average equity is calculated based on annualized quarterly net income as a percentage of monthly average shareholders’ equity during the period.

2

The following table presents the components of net investment income by asset:

	Quarter ended December 31, 2015
	Net gain
	(loss) on
	financial	Interest	Total
	instruments	income	revenue
Assets:	(in thousands)
Short-term investments	$–	$398	$398
Mortgage-backed securities	(6,054)	2,513	(3,541)
Net derivative on CRT Agreements	(426)	–	(426)
Mortgage loans:
At fair value	1,987	28,446	30,433
Held by variable interest entity	(6,635)	4,464	(2,171)
Asset-backed secured financing	4,978	–	4,978
	(1,657)	4,464	2,807
Acquired for sale at fair value	15,780	10,161	25,941
Total mortgage loans	16,110	43,071	59,181
Excess servicing spread investment	8,740	7,769	16,509
Other	–	138	138
	$18,370	$53,889	$72,259

The following table presents the contribution of PMT’s Investment Activities and Correspondent Production segments:

	Quarter ended December 31, 2015
	Investment	Correspondent
	Activities	Production	Consolidated
Net investment income:	(in thousands)
Net interest income
Interest income	$43,771	$10,118	$53,889
Interest expense	26,573	4,890	31,463
	17,198	5,228	22,426
Net loan servicing fees	7,902	–	7,902
Net gain on mortgage loans acquired for sale	–	15,780	15,780
Net gain on investments	2,590	–	2,590
Other investment income (loss)	(5,096)	6,966	1,870
	22,594	27,974	50,568
Expenses:
Loan fulfillment, servicing and management fees
payable to PennyMac Financial Services, Inc.	17,099	13,307	30,406
Other	11,626	1,608	13,234
	28,725	14,915	43,640
Pretax income	$(6,131)	$13,059	$6,928

Investment Activities Segment

The Investment Activities segment generated a pretax loss of $6.1 million on revenues of $22.6 million in the fourth quarter, compared to pretax income of $34.9 million on revenues of $60.4 million in the third quarter. Net gain on investments totaled $2.6 million in the fourth quarter, compared to $25.0 million in the prior quarter. Net gain on investments for the fourth quarter included valuation gains and recapture income totaling $8.7 million related to ESS, partially offset by losses on mortgage-backed securities (MBS) of $6.1 million and mortgage loans held by a variable interest entity, net of valuation gains on the related asset-backed secured financing, of $1.7 million.

Net loan servicing fees were $7.9 million in the fourth quarter, down from $20.8 million in the third quarter. The lower income was driven by hedging losses and amortization, partially offset by fair value gains and a reversal of previously recognized impairment of MSRs. The hedging activities are intended to manage PMT’s net exposure across all interest rate sensitive strategies.

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Higher interest rates during the quarter drove the valuation gains on ESS and MSRs, and fair value losses on MBS and mortgage loans held by a variable interest entity. ESS valuation gains were supplemented by recapture income payable to PMT for prepayment activity during the quarter totaling $1.9 million. When prepayments result in a refinancing by PennyMac Financial Services, Inc. (PFSI), PMT generally benefits from recapture income.

Interest income earned on PMT’s investments in distressed mortgage loans, ESS, MBS and mortgage loans held by a variable interest entity totaled $43.2 million, a 6 percent increase from the third quarter. Interest income from distressed mortgage loans was $28.4 million, up from $24.4 million in the third quarter. Interest income from distressed mortgage loans includes capitalized interest from loan modifications, which increases interest income and tends to reduce loan valuation gains, totaled $22.8 million in the fourth quarter, compared to $14.8 million in the prior quarter. Other components of interest income included $7.8 million from ESS and $7.0 million from MBS and mortgage loans held by a variable interest entity.

Other investment losses were $5.1 million, compared to a $1.7 million loss in the third quarter, driven by higher property preservation expenses and servicing advances related to PMT’s inventory of real estate owned (REO) properties, which are accounted for at the lower of cost or fair value.

Segment expenses were $28.7 million in the fourth quarter, up from $25.4 million in the third quarter, driven by expenses related to the ongoing preservation of interests in nonperforming loans.

Distressed Mortgage Investments

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $2.0 million in the fourth quarter, compared to $31.9 million in the third quarter. Of the gains in the fourth quarter, $2.6 million was realized through payoffs in which collections on the loan balances were at levels higher than their recorded fair values.

4

The schedule below details the realized and unrealized gains on distressed mortgage loans:

	Quarter ended
	December 31, 2015	September 30, 2015
	(in thousands)
Valuation changes:
Performing loans	$(2,207)	$6,007
Nonperforming loans	1,553	23,051
	(654)	29,058
Gain on payoffs	2,641	2,911
Gain (loss) on sales	–	(60)
	$1,987	$31,909

In the fourth quarter, the portfolio of performing loans decreased in fair value by $2.2 million while nonperforming loans increased by $1.6 million. Valuation changes in the fourth quarter were driven by lower actual home prices versus prior forecasts and higher yield requirements, partially offset by an increase in the outlook for future home price appreciation. The distressed loan portfolio was also negatively impacted by higher servicing advances for certain loans resulting from the slower than expected transition from foreclosure status to REO and extended resolution timelines. Servicing advances are recovered from the proceeds when loans are liquidated.

Capitalized interest from loan modifications, which increases interest income and tends to reduce loan valuation gains, totaled $22.8 million, and was the primary driver of the valuation loss for performing loans in the fourth quarter.

Mortgage Servicing Rights

PMT’s MSR portfolio, which is subserviced by PFSI, grew to $42.3 billion in UPB compared to $39.9 billion at September 30, 2015. Servicing fee revenue of $28.5 million was reduced by $13.1 million for amortization. Impairment recovery and fair value changes totaled $5.6 million for the fourth quarter, which were more than offset by $13.4 million of losses on hedging derivatives. MSR recapture and gain on sale revenue totaled $216 thousand. Net loan servicing fees totaled $7.9 million, down from $20.8 million in the third quarter.

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The following schedule details net loan servicing fees:

	Quarter ended
	December 31, 2015	September 30, 2015
	(in thousands)
Net loan servicing fees
Servicing fees (1)	$28,524	$25,500
MSR recapture fee receivable from PFSI	117	670
Effect of MSRs:
Carried at lower of amortized cost or fair value
Amortization	(13,069)	(11,334)
Reversal of (provision for) impairment	3,912	(7,845)
Gain on sale	99	4
Carried at fair value - change in fair value	1,704	(5,267)
Gains on hedging derivatives	(13,385)	19,063
	(20,739)	(5,379)
Net loan servicing fees	$7,902	$20,791
(1) Includes contractually specified servicing revenue

Correspondent Production Segment

PMT acquires newly originated mortgage loans from third-party correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and GSE credit risk transfers related to a portion of its production. For the quarter ended December 31, 2015, PMT’s Correspondent Production segment generated pretax income of $13.1 million, versus $10.2 million in the third quarter.

Through its correspondent production activities in the fourth quarter, PMT acquired $10.0 billion in UPB of loans and issued IRLCs totaling $10.6 billion, compared to $14.4 billion and $13.6 billion, respectively, in the third quarter. Of the correspondent acquisitions, conventional conforming and jumbo volumes totaled $3.5 billion, and government insured or guaranteed volumes totaled $6.6 billion compared to $4.1 billion and $10.3 billion, respectively, in the third quarter.

Segment revenues were $28.0 million, an 8 percent decline from the third quarter, driven by lower conventional conforming correspondent acquisition volumes that resulted in a $4.3 million quarter-over-quarter decline in loan origination fee revenue and net interest income. This impact was partially offset by a $1.9 million increase in net gain on mortgage loans acquired for sale resulting from the optimization of GSE deliveries and specified loan sales.

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The following schedule details the net gain on mortgage loans acquired for sale:

	December 31, 2015	September 30, 2015
	(in thousands)
Net gain on mortgage loans acquired for sale
Receipt of MSRs in loan sale transactions	$42,024	$52,814
Provision for representation and warranties	(1,593)	(1,833)
Cash investment (1)	(11,851)	(28,689)
Fair value changes of pipeline, inventory and hedges	(12,800)	(8,408)
	$15,780	$13,884
(1) Includes cash hedge expense

Segment expenses were $14.9 million, a 26 percent decrease from the third quarter, primarily due to the decline in acquisition volumes and a lower weighted average loan fulfillment fee. The weighted average fulfillment fee rate in the fourth quarter was 37 basis points, down from 43 basis points in the prior quarter, primarily resulting from contractual discretionary reductions in the fulfillment fee in order to facilitate PMT’s successful acquisition of certain loan transactions.

Management Fees and Taxes

Management fees were $5.7 million, unchanged from the previous quarter. There were no incentive fees for the fourth quarter as a result of PMT’s financial performance over the four-quarter period for which incentive fees are calculated.

PMT recorded an income tax benefit of $8.8 million in the fourth quarter, versus a provision for income tax of $6.3 million in the third quarter.

Mr. Kurland concluded, “We are confident in the outlook for PMT to deliver superior returns over time through its investments in distinctive mortgage-related strategies.  While earnings in the fourth quarter were lower, largely driven by fair value changes, the cash flows from PMT’s existing investments continue to remain strong.  We are redeploying capital from the liquidation of distressed whole loans into new investments in front-end credit risk transfer and mortgage servicing rights that result from our correspondent production activities.  In addition, at the current market price of PMT’s common shares, we see the repurchase of stock as a highly attractive use of capital and we intend to use proceeds from the liquidation of lower yielding investments for additional share repurchases.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Standard Time) on Wednesday February 3, 2016.

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About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, an indirect subsidiary of PennyMac Financial Services, Inc. Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire distressed loans or correspondent loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; changes in the number of investor repurchases or indemnifications and our ability to obtain indemnification or demand repurchase from our correspondent sellers; increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights, excess servicing spread and other investments; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes; and our ability to make distributions to our shareholders in the future. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

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PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2015	September 30, 2015	December 31, 2014
	(in thousands except share data)
ASSETS
Cash	$58,108	$89,303	$76,386
Short-term investments	41,865	31,518	139,900
Mortgage-backed securities at fair value	322,473	315,599	307,363
Mortgage loans acquired for sale at fair value	1,283,795	1,050,296	637,722
Mortgage loans at fair value	2,555,788	2,637,730	2,726,952
Excess servicing spread purchased from PennyMac Financial Services, Inc.	412,425	418,573	191,166
Derivative assets	10,085	16,806	11,107
Real estate acquired in settlement of loans	341,846	353,563	303,228
Real estate held for investment	8,796	4,448	–
Mortgage servicing rights	459,741	423,095	357,780
Servicing advances	88,010	79,528	79,878
Due from PennyMac Financial Services, Inc.	8,806	9,050	6,621
Other assets	235,186	162,722	59,155
Total assets	$5,826,924	$5,592,231	$4,897,258
LIABILITIES
Assets sold under agreements to repurchase	$3,128,780	$2,864,032	$2,729,027
Federal Home Loan Bank advances	183,000	183,000	–
Mortgage loan participation and sale agreement	–	61,078	20,222
Notes payable	236,015	192,332	–
Asset-backed secured financing of the variable interest entity at fair value	247,690	234,287	165,920
Exchangeable senior notes	245,054	244,805	244,079
Note payable to PennyMac Financial Services, Inc.	150,000	150,000	–
Derivative liabilities	3,157	2,786	2,430
Accounts payable and accrued liabilities	64,474	67,086	67,806
Due to PennyMac Financial Services, Inc.	18,965	17,220	23,943
Income taxes payable	33,505	42,702	51,417
Liability for losses under representations and warranties	20,171	18,473	14,242
Total liabilities	4,330,811	4,077,801	3,319,086
SHAREHOLDERS' EQUITY
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 73,767,435, 73,792,435 and 74,510,159 common shares,
respectively	738	738	745
Additional paid-in capital	1,469,722	1,468,739	1,479,699
Retained earnings	25,653	44,953	97,728
Total shareholders' equity	1,496,113	1,514,430	1,578,172
Total liabilities and shareholders' equity	$5,826,924	$5,592,231	$4,897,258

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PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter Ended
	December 31, 2015	September 30, 2015	December 31, 2014
	(in thousands, except earnings per share)
Investment Income
Net interest income:
Interest income
From nonaffiliates	$46,122	$53,412	$39,534
From PennyMac Financial Services, Inc.	7,767	8,026	3,714
	53,889	61,438	43,248
Interest expense
To nonaffiliates	29,940	36,471	21,929
To PennyMac Financial Services, Inc.	1,523	1,289	–
	31,463	37,760	21,929
	22,426	23,678	21,319
Net loan servicing fees	7,902	20,791	11,181
Net gain on mortgage loans acquired for sale	15,780	13,884	5,945
Mortgage loan origination fees	7,001	9,135	4,897
Net gain on investments	2,590	24,958	15,700
Results of real estate acquired in settlement of loans	(7,318)	(4,221)	(8,552)
Other	2,187	2,549	2,569
Net investment income	50,568	90,774	53,059
Expenses
Expenses payable to PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	12,855	17,553	11,887
Mortgage loan servicing fees (1)	11,881	11,736	11,426
Management fees	5,670	5,742	8,426
Mortgage loan collection and liquidation expenses	3,928	1,853	1,084
Professional services	2,057	1,759	2,031
Compensation	1,618	1,550	1,660
Other	5,631	5,474	4,605
Total expenses	43,640	45,667	41,119
Income before (benefit from) provision for income taxes	6,928	45,107	11,940
(Benefit from) provision for income taxes	(8,780)	6,295	(14,571)
Net income	$15,708	$38,812	$26,511

Earnings per share
Basic	$0.21	$0.51	$0.35
Diluted	$0.21	$0.49	$0.34
Weighted-average shares outstanding
Basic	73,767	74,681	74,211
Diluted	73,767	83,411	82,996

(1)	Mortgage loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights.

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PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Year ended December 31,
	2015	2014	2013
	(in thousands, except per share data)
Net investment income
Interest income
From nonaffiliates	$175,980	$159,056	$121,771
From PennyMac Financial Services, Inc.	25,365	13,292	1,091
	201,345	172,348	122,862
Interest expense
To nonaffiliates	121,365	85,589	65,222
To PennyMac Financial Services, Inc.	3,343	–	–
	124,708	85,589	65,222
Net interest income	76,637	86,759	57,640
Net gain on mortgage loans acquired for sale	51,016	35,647	98,669
Mortgage loan origination fees	28,702	18,184	17,765
Net gain on investments	53,985	201,809	207,758
Net mortgage loan servicing fees	49,319	37,893	32,791
Results of real estate acquired in settlement of loans	(19,177)	(32,451)	(13,491)
Other	8,283	8,900	4,386
Net investment income	248,765	356,741	405,518
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	58,607	48,719	79,712
Mortgage loan servicing fees (1)	46,423	52,522	39,413
Management fees	24,194	35,035	32,410
Mortgage loan collection and liquidation expenses	10,408	6,892	1,861
Compensation	7,366	8,328	7,914
Professional services	7,306	8,380	8,373
Other	21,157	17,401	21,200
Total expenses	175,461	177,277	190,883
Income before (benefit from) provision for income taxes	73,304	179,464	214,635
(Benefit from) provision for income taxes	(16,796)	(15,080)	14,445
Net income	$90,100	$194,544	$200,190

Earnings per share
Basic	$1.19	$2.62	$3.13
Diluted	$1.16	$2.47	$2.96
Weighted-average shares outstanding
Basic	74,446	73,495	63,426
Diluted	83,336	82,211	69,448

(1)	Mortgage loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights.

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